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                                                                   EXHIBIT 99.3

Board of Directors
Lukens Inc.
50 South First Avenue
Coatsville, Pennsylvania 19320

Members of the Board:

  We hereby consent to the inclusion of our opinion letter to the Board of Directors of Lukens Inc. ("Lukens") as Annex II to the Proxy Statement/Prospectus of Lukens and Bethlehem Steel Corporation ("Bethlehem") relating to the proposed merger transaction involving Lukens and Bethlehem and references thereto in such Proxy Statement/Prospectus under the captions "SUMMARY--The Merger--Opinion of Financial Advisor to Lukens" and "THE MERGER--Background of the Merger," "--Recommendation of the Lukens Board and Reasons for the Merger" and "--Opinion of Financial Advisor to Lukens." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                          Credit Suisse First Boston
                                          Corporation

                                          By: /s/ Credit Suisse First Boston
                                          Corporation

New York, New York
April 24, 1998